UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         September 5, 2017

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2017, Las Vegas Sands Corp. (“LVSC”) and its wholly-owned subsidiary, Las Vegas Sands, LLC (together with LVSC, the “Company”), entered into an amended and restated employment agreement (the “Employment Agreement”) with Sheldon G. Adelson, the Company’s Chief Executive Officer, Treasurer and Chairman of the Board of Directors of LVSC (the “Board). The Employment Agreement is effective as of January 1, 2017, with an initial term that expires on December 31, 2021 and is subject to automatic extensions for successive one-year periods unless Mr. Adelson gives notice of his intention not to renew the agreement, no later than 60 days prior to the expiration of the initial term and any renewal term. Pursuant to the Employment Agreement, Mr. Adelson will have the powers, duties and responsibilities as are generally associated with his office and will report only to the Board.

Under the Employment Agreement, Mr. Adelson will receive an annual base salary of $5,000,000. He also will be eligible to receive an annual cash bonus contingent on the Company’s achievement of an annual EBITDA target (and/or such other or additional target(s) as are agreed upon by Mr. Adelson and the Compensation Committee of the Board (the “Committee”)) established by the Committee. Mr. Adelson’s annual cash bonus may range from $0 (if the Company achieves less than 85% of the EBITDA target) to a maximum 250% of his annual base salary if the Company achieves 100% or greater of the EBITDA target (the “Maximum Bonus”). If the Company achieves 85% of the EBITDA target, Mr. Adelson’s annual cash bonus will be 20% of the Maximum Bonus and the amount of the annual cash bonus shall be determined using straight line interpolation of achievement between 85% of the EBITDA target and 100% of the EBITDA target. Mr. Adelson is also entitled to receive an annual stock option grant to purchase shares of LVSC common stock under the LVSC 2004 Equity Award Plan with a total grant value of $1,000,000, based on the Black-Scholes-Merton value of such stock options using the fair market value of a share of common stock on the grant date, one third of which will vest on each of the first through third anniversaries of such grant date. On September 6, 2017, Mr. Adelson received the first annual option grant to purchase 115,606 shares of LVSC common stock. Each option will expire 10 years from the date of grant.

Pursuant to the Employment Agreement, Mr. Adelson is entitled to (1) be reimbursed up to $200,000 annually for personal legal and tax preparation and/or financial planning fees and expenses, (2) be reimbursed for the cost of an automobile and driver of his choice, (3) the use of a business jet for his and his companions’ travel and (4) security services for himself, his wife, and his children until they attain the age of twenty-two. In addition, Mr. Adelson will be eligible to receive perquisites and other employee benefits generally made available to the Company’s senior executives.

In the event of a termination of Mr. Adelson’s employment by the Company for cause or voluntary termination (each as defined in the Employment Agreement) by Mr. Adelson, he will be entitled to receive his base salary through the date of the termination of his employment. All benefits, including the vesting of any equity awards, will cease on the date of termination, subject to the requirements under applicable law.

In the event of a termination of Mr. Adelson’s employment by Mr. Adelson for good reason (as defined in the Employment Agreement) other than during the two-year period following a change in control (as defined in the Company’s 2004 Equity Award Plan), he will be entitled to (1) accrued and unpaid base salary and bonus through the date of termination; (2) continued payment of the base salary and annual bonus he would have received had he remained employed through the remainder of the Employment Agreement term, or twelve months, whichever is longer; (3) a pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid based on the amount of annual bonus Mr. Adelson would have earned if he had remained employed for the full year; (4) full vesting of all unvested options and restricted stock outstanding on the date of termination of employment; and (5) continued health and welfare benefits for the remainder of the term of the Employment Agreement (or, if earlier, until he receives health and welfare coverage from a subsequent employer).

In the event of a termination of Mr. Adelson’s employment by Mr. Adelson for good reason within the two-year period following a change in control or Mr. Adelson’s voluntary termination at any time during the one-year period following a change in control, he will be entitled to (1) all accrued and unpaid base salary and bonus through the date of termination; (2) a lump sum payment (or ratably, as applicable pursuant to the Employment Agreement) of two times his salary plus the maximum bonus for the year of termination; (3) a pro rata portion of the maximum bonus for the year of termination; (4) full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment; and (5) continued health and welfare benefits for two years following termination (or, if earlier, until Mr. Adelson receives health and welfare coverage from a subsequent employer).

In the event of a termination of Mr. Adelson’s employment due to his retirement, he will be entitled to (1) all accrued and unpaid base salary and bonus through the date of termination; (2) pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid based on the amount of annual bonus Mr. Adelson would have earned if he had remained employed for the full year; (3) continued vesting of all equity awards (including incentive awards granted under the Employment Agreement) in accordance with their terms so that all such awards continue to vest at the same rate as if Mr. Adelson had remained employed by the Company; and (4) continued health and welfare benefits for twelve months following termination.

In the event Mr. Adelson’s employment with the Company is terminated due to his death or disability (as defined in the Employment Agreement), Mr. Adelson or his estate, as the case may be, shall be entitled to receive (1) all accrued and unpaid base salary and bonus through the date of termination, (2) continued payment of the base salary and annual bonus he would have received had he remained employed through the twelve months following the date of termination, less any applicable short-term disability insurance payments; (3) a pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid based on the amount of annual bonus Mr. Adelson would have earned if he had remained employed for the full year; (4) full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment; and (5) continued health and welfare benefits, including for Mr. Adelson’s covered dependents, for twelve months following the date of termination.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Amended & Restated Employment Agreement among Las Vegas Sands Corp., Las Vegas Sands, LLC, and Sheldon G. Adelson, effective as of January 1, 2017.

INDEX TO EXHIBITS

10.1+	Amended & Restated Employment Agreement among Las Vegas Sands Corp., Las Vegas Sands, LLC, and Sheldon G. Adelson, effective as of January 1, 2017.
____________________

+	Denotes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2017

LAS VEGAS SANDS CORP.
By:	/s/ Lawrence A. Jacobs
Name: Lawrence A. Jacobs Title: Executive Vice President and Global General Counsel